UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.           )

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Kratos Defense & Security Solutions, Inc.
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May 10, 2016

Re:
Kratos Defense & Security Solutions, Inc.’s (“Kratos”) 2016 Annual Meeting of Stockholders - May 19, 2016 - Proposal 3, Advisory Vote to Approve the Compensation of our Named Executive Officers (“Say on Pay”)

Dear Stockholder:

We are writing to provide additional information following our supplemental filing dated May 9, 2016.

As described in the previous supplemental filing, the Compensation Committee decided that for any future restricted stock unit grants that vest based on a certain Kratos common stock closing price being achieved, the specified Kratos common stock closing price must be sustained for 20 consecutive trading days before a vesting event occurs, subject to the terms of the applicable award agreement.

Additionally, today we are announcing that Kratos’ President and Chief Executive Officer has agreed to apply such sustained 20 consecutive trading day Kratos common stock closing price requirement retroactively to the unvested portions of his January 1, 2015 and January 4, 2016 restricted stock unit grants that vest upon the achievement of certain Kratos common stock closing prices.

Again, we request your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we request your support on Proposal 3, Advisory Vote to Approve the Compensation of our Named Executive Officers (“Say on Pay”).

We invite you to read the Proxy Statement for more information regarding the reasons the Board is recommending a vote “FOR” Proposal 3, Advisory Vote to Approve the Compensation of our Named Executive Officers.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation.

Bridge Point Corporate Centre ▪ 4820 Eastgate Mall ▪ San Diego, CA 92121 ▪ Tel: 858.812.7300 ▪ Fax: 858.812.7301 ▪ www.kratosdefense.com